Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information, call

Bonnie Herron, 770-564-5504

or email to bherron@intelsys.com

INTELLIGENT SYSTEMS CORPORATION ANNOUNCES
SALE OF CHEMFREE CORPORATION SUBSIDIARY

Norcross, GA - March 31, 2015 -   Intelligent Systems Corporation [NYSE MKT: INS; www.intelsys.com] announced today that it has signed a Stock Purchase Agreement to sell its ChemFree Corporation subsidiary to CRC Industries, Inc., a privately held company, and simultaneously closed on the transaction as of the end of business March 31, 2015. The purchase price is approximately $21.6 million cash subject to certain post-closing adjustments.

“After carefully considering all of the options for enhancing value for shareholders, the Intelligent Systems Board of Directors concluded that this transaction would generate great value for shareholders and will position the remaining subsidiary, CoreCard Software, for long term success”, said Leland Strange, President and CEO of Intelligent Systems. “We were able to achieve an attractive outcome and create additional balance sheet flexibility for growing CoreCard.”

Following the sale of ChemFree, the business of Intelligent Systems will consist primarily of its CoreCard Software subsidiary. The company will focus on the payments industry which it believes offers significant growth potential. Management will continue to explore various strategic alternatives that may include acquisitions or divestiture.

The transaction offers a favorable outcome for the employees and the business of ChemFree as CRC has deep expertise in the industrial MRO and automotive aftermarket marketplaces. “Aligning ChemFree with CRC will be advantageous for both companies. We look forward to expanding the reach of ChemFree’s unique bio-remediating SmartWasher® throughout our worldwide distribution network”, said Scott Grey, CEO of CRC Industries, Inc.

The company will have approximately $22 million in consolidated cash after certain closing adjustments and transaction expenses. Some of the transaction cash will be held in escrow as is typical in transactions of this type. While there will be some tax on the transaction, the company expects it to be minimal. It is the intention of the company to distribute or return in the near term approximately $5 million of the proceeds to its shareholders either as a dividend or stock re-purchase. The Board has yet to determine the specific mechanism.

Beginning in the first quarter ended March 31, 2015, the company will classify and report results of ChemFree as discontinued operation. It should be noted that, historically, profits from ChemFree have supported the development of CoreCard Software and Intelligent Systems expects to report losses for the next several years as it continues to invest in CoreCard’s software platform.

The company announced in the fourth quarter of 2014 that it would explore strategic alternatives for maximizing shareholder value and that process will continue. No timetable has been set for the company’s process and the company does not expect to comment further or update the market with any further information on the process unless and until its Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE MKT: INS] has identified, created, operated and grown early stage technology companies. The company has operations and investments primarily in the information technology. The company’s principal majority-owned subsidiary is CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing.  Further information is available on the company’s website at www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The company does not undertake to update or revise any forward-looking statements, whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

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